Exhibit 99

News Release

NU CONTACT: OFFICE:	Deborah Beauchamp 860-665-5423	NSTAR CONTACT: OFFICE:	Caroline Allen 617-424-2460

Northeast Utilities and NSTAR Receive Favorable FERC Ruling on

Proposed Quebec / New England Energy Project

Federal Energy Regulatory Commission Approves Innovative Plan to Deliver

Significant Energy and Environmental Benefits for New England Consumers

BERLIN, Conn. and BOSTON, Mass., May 21, 2009 – Northeast Utilities (NYSE: NU) and NSTAR (NYSE: NST) announced today that the Federal Energy Regulatory Commission (FERC) has ruled favorably on the proposed structure of a transmission arrangement that interconnects New England with the Canadian province of Quebec.

At their meeting today, the FERC commissioners announced their approval of a participant-funded transmission line between New England and Quebec, and the assignment of firm transmission rights to Hydro-Québec (HQ) to enable HQ to deliver low-carbon hydroelectric power to New England.  The new tie line will use high voltage direct current (HVDC) technology to connect HQ’s hydroelectric system and New England’s 345-kV system in south central New Hampshire.

In ruling on the request for a declaratory order, submitted by NU and NSTAR on December 12, 2008, FERC Chairman Jon Wellinghoff said, “[T]his project will provide several important benefits to consumers in New England.  For example, this project provides access to clean, low-cost energy for consumers in a region of the country that has tight constraints on electricity supplies.  In addition, the project promotes competition in the region by facilitating the transmission of Canadian hydro power to markets in the United States, enhancing the region’s fuel diversity.”

NU, NSTAR and HQ have agreed to develop the project on an exclusive basis.  The proposed transmission line will connect the Des Cantons substation in Québec with a point to be determined in southern New Hampshire, where NU subsidiary Public Service Company of New Hampshire operates.  The proposed line would transmit at least 1,200 megawatts of power.  NU, NSTAR and HQ subsidiary TransEnergie are currently finalizing the technical design of the project.

“Although we have not yet reviewed the final order, we are pleased with FERC’s ruling and the opportunity it provides for significant benefits to our customers and the region as a whole.  We appreciate the input and support of the many stakeholders involved in advancing this project proposal and, starting today, we begin the process of bringing New England closer to meeting its energy, environmental and economic challenges,” said Charles W. Shivery, NU’s chairman, president and CEO.

As part of the overall project, H. Q. Energy Services (U.S.) Inc. (HQUS), a wholly-owned subsidiary of Hydro-Québec, will enter into a long-term power purchase agreement with NU and NSTAR and other New England entities.  The agreement will be structured to ensure the line is utilized to bring low-carbon energy to benefit New England customers and will be subject to state regulatory approvals.

“With this historic decision, FERC has opened the door for us to meet our customers' energy needs in an innovative way that is environmentally responsible and affordable," said Tom May, NSTAR's chairman, president and CEO.  "We are excited to move forward with the next phases of the project's development and significantly increase the diversity of electricity supply in New England."

The proposed tie line will carry enough electricity to supply approximately one million homes with clean, low-carbon power.  NU and NSTAR will own the U.S. portion of the line.  Because the line will be participant-funded, under rates approved by FERC, NU and NSTAR will not seek regional cost recovery for the line.

The proposed project will be submitted to the Independent System Operator of New England (ISO-NE) for technical approval as appropriate.  Hydro-Québec will also obtain all required authorizations and permits for its project.  Subject to the timing of regulatory decisions, construction could begin in 2011 and power could flow in 2014.

Northeast Utilities, a Fortune 500 energy company with headquarters in Connecticut, operates New England’s largest energy delivery system.  NU is committed to safety, reliability, environmental leadership and stewardship, and expanding energy options for its more than two million electricity and natural gas customers.  For more information on Northeast Utilities and its subsidiaries, visit www.nu.com.

NSTAR is the largest Massachusetts-based, investor-owned electric and gas utility.  The company transmits and delivers electricity and natural gas to 1.4 million customers in Eastern and Central Massachusetts, including more than one million electric customers in 81 communities and 300,000 gas customers in 51 communities.  For more information, visit www.nstar.com.

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